Exhibit 10.15

COLUMBIA PIPELINE GROUP, INC.

CHANGE IN CONTROL AND TERMINATION AGREEMENT TO

CANCEL AND REPLACE THE NISOURCE CHANGE IN CONTROL AGREEMENT

Columbia Pipeline Group, Inc., a Delaware corporation (“Employer”), which as used herein, shall mean Columbia Pipeline Group, Inc. and all of its Affiliates, and Robert C. Skaggs Jr. (“Executive”) hereby enter into a Change in Control and Termination Agreement as of [                    ], [Year] (the “Effective Date”), which Agreement is hereinafter set forth (“Agreement”).

WITNESSETH

WHEREAS, effective on the Separation Date, NiSource Inc. (“NiSource”) implemented the spin-off of its pipeline and transmission business, comprised of Employer and its Affiliates, which made Employer and its Affiliates independent and no longer part of the controlled group of corporations of NiSource;

WHEREAS, NiSource and Executive have previously entered into a Change in Control and Termination Agreement (the “NiSource Change in Control Agreement”);

WHEREAS, Executive’s association with NiSource ended on the Separation Date, and Executive immediately became an officer of the Employer;

WHEREAS, in connection with the previously described spin-off, NiSource assigned the NiSource Change in Control Agreement to Employer;

WHEREAS, Employer considers the ability to attract and retain talented management to be a part of its corporate strategy and necessary in protecting and enhancing the interests of the Employer and its shareholders. As part of this strategy, Employer desires to retain Executive in its employment notwithstanding any actual or threatened Change in Control, and to have this Agreement supersede the NiSource Change in Control Agreement; and,

WHEREAS, Executive and Employer desire to enter into this Agreement pertaining to the terms of Executive’s employment in the event of any actual or threatened Change in Control;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Term. This Agreement shall begin on the Effective Date and shall continue in effect until the date which is 12 months after the date on which either Employer or Executive has given written notice to the other party of its or his election to have this Agreement terminate (“Term”).

2. Definitions. For purposes of this Agreement:

(a) “Affiliate” or “Associate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

(b) “Base Salary” shall mean Executive’s monthly base salary at the rate in effect on the date of a reduction for purposes of paragraph (g) of this Section, or on the date of a termination of employment under circumstances described in subsections 3(a) or (b) below, whichever is higher; provided, however, that such rate shall in no event be less than the highest rate in effect for Executive at any time during the Term.

(c) “Beneficiary” shall mean the person or entity designated by Executive, by written instrument delivered to Employer, to receive the benefits payable under this Agreement in the event of his death. If Executive fails to designate a Beneficiary, or if no Beneficiary survives Executive, such death benefits shall be paid:

(i)	to his surviving spouse; or

(ii)	if there is no surviving spouse, to his living descendants per stirpes; or

(iii)	if there is neither a surviving spouse nor descendants, to his duly appointed and qualified executor or personal representative.

(d) “Bonus” shall mean Executive’s target annual incentive bonus compensation for the calendar year in which the date of a termination of employment under circumstances described in subsection 3(a) below occurs, under the annual incentive bonus compensation plan then maintained by Employer (“Annual Incentive Plan”); provided, however, that such target annual incentive bonus compensation shall in no event be less than the highest target annual incentive bonus compensation of Executive under any such Annual Incentive Plan for any calendar year commencing during the Term.

(e) A “Change in Control” shall be deemed to take place on the occurrence of any of the following events:

(1) The acquisition by an entity, person or group (including all Affiliates or Associates of such entity, person or group) of beneficial ownership,

as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of Columbia Pipeline Group, Inc. entitled to exercise more than 30% of the outstanding voting power of all capital stock of Columbia Pipeline Group, Inc. entitled to vote in elections of directors (“Voting Power”);

(2) The effective time of (i) a merger or consolidation of Columbia Pipeline Group, Inc. with one or more other corporations unless the holders of the outstanding Voting Power of Columbia Pipeline Group, Inc. immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as the Voting Power of Columbia Pipeline Group, Inc. immediately prior to such merger or consolidation), or (ii) a transfer of a Substantial Portion of the Property, of Columbia Pipeline Group, Inc. other than to an entity of which Columbia Pipeline Group, Inc. owns at least 50% of the Voting Power; or

(3) The election to the Board of Directors of Columbia Pipeline Group, Inc. (the “Board”) of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change in Control shall not be deemed to take place by virtue of any transaction in which Executive is a participant in a group effecting an acquisition of Columbia Pipeline Group, Inc. and, after such acquisition, Executive holds an equity interest in the entity that has acquired Columbia Pipeline Group, Inc.

(f) “Good Cause” shall be deemed to exist if, and only if Employer notifies Executive, in writing, within 60 days of its knowledge that one of the following events occurred:

(1) Executive engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to Employer; or

(2) Executive is convicted of a criminal violation involving fraud or dishonesty.

(g) “Good Reason” shall be deemed to exist if, and only if;

(1) a significant diminution in the nature or the scope of Executive’s authorities or duties;

(2) there is a significant reduction in Executive’s monthly rate of Base Salary and his opportunity to earn a bonus under an incentive bonus compensation plan maintained by Employer or his benefits;

(3) Employer changes by 50 miles or more the principal location at which Executive is required to perform services as of the date of a Change in Control; or

(4) Employer or any successor materially breaches this Agreement.

(h) “NiSource Change in Control Agreement” means the Change in Control and Termination Agreement between Executive and NiSource Inc. that was effective immediately before the Separation Date and is superseded and replaced by this Agreement.

(i) “Payment Factor” shall mean the number 36.

(j) “Pension Plan” shall mean any Retirement Plan that is a defined benefit plan as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(k) “Retirement Plan” shall mean any qualified or nonqualified supplemental employee pension benefit plan, as defined in Section 3(2) of ERISA, currently or hereinafter made available by Employer in which Executive is eligible to participate.

(l) “Separation Date” means [                    ], 2015, or if later, the date of the consummation of all transactions necessary to reflect the pro rata distribution of shares of common stock of Columbia Pipeline Group, Inc. to the shareholders of NiSource Inc.

(m) “Severance Period” shall mean the period beginning on the date Executive’s employment with Employer terminates under circumstances described in subsection 3(a) and (i) ending 36 months thereafter.

(n) “Substantial Portion of the Property of Columbia Pipeline Group, Inc.” shall mean 50% of the aggregate book value of the assets of Columbia Pipeline Group, Inc. and its Affiliates and Associates as set forth on the most recent balance sheet of Columbia Pipeline Group, Inc., prepared on a consolidated basis, by its regularly employed, independent, certified public accountants.

(l) “Welfare Plan” shall mean any health and dental plan, disability plan, survivor income plan or life insurance plan, as defined in Section 3(1) of ERISA, currently or hereafter made available by Employer in which Executive is eligible to participate.

3. Benefits Upon Termination of Employment.

(a) The following provisions will apply if a Change in Control occurs during the Term, and at any time during the 24 months after the Change in Control occurs (whether during or after the expiration of the Term), the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause, or Executive terminates his employment with Employer for Good Reason. In addition, the following provisions also will apply if (i) a Change in Control occurs during the Term, (ii) Employer has terminated Executive’s employment other than for Good Cause during the year prior to the Change in Control but after a third party and/or Employer had taken steps reasonably calculated to effect a Change in Control and (iii) it is reasonably demonstrated by Executive that such termination of employment was in connection with or in anticipation of a Change in Control.

(1) Employer shall pay Executive an amount equal to the Payment Factor times the sum of (a) Executive’s Base Salary plus (b) one-twelfth of his Bonus. Such amount shall be paid to Executive in a lump sum within 60 days following the later of Executive’s termination of employment or a Change in Control.

(2) Employer shall pay Executive an amount equal to the pro rata portion of Executive’s target annual incentive bonus compensation for the calendar year under the Annual Incentive Plan then maintained by Employer, that is applicable to the period commencing on the first day of such calendar year and ending on the date of termination. Such bonus amount shall be paid to Executive in a lump sum within 30 days after his date of termination of employment.

(3) Executive shall receive any and all benefits accrued through the date of termination of employment under any Retirement Plan, Welfare Plan or other plan or program in which he participates at the date of termination of employment. The amount, form and time of payment of such benefits will be determined by the terms of such Retirement Plan, Welfare Plan and other plan or program. Further, Executive’s employment shall be deemed to have terminated by reason of retirement without regarding to vesting limitations in all such plans and other plans or programs not subject to the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986 as amended (“Code”), under circumstances that have the most favorable result for Executive thereunder for all purposes of such Plans and other plans or programs. Any such payments shall be paid to Executive in a lump sum within 30 days after his date of termination of employment, or if a payment is not permitted at termination of employment under the terms of the applicable plan or program, within 30 days after the earliest permitted payment date under the plan or program, in accordance with Section 409A of the Code.

(4) If upon the date of termination of Executive’s employment Executive holds any awards granted under the Columbia Pipeline Group, Inc. 2015 Omnibus Incentive Plan or any predecessor or successor plan (the “Omnibus Plan”), including options with respect to stock of Employer, restricted stock, restricted stock units, performance shares, performance units, and any other stock-based award, all such awards will become vested, exercisable, and payable in accordance with the terms of the Omnibus Plan and applicable award agreement in effect on the date of such termination.

(5) In lieu of a contribution by Employer to, or a reimbursement to Executive for, any coverage premiums and any other expenses payable by Executive during the Severance Period under all Welfare Plans maintained by Employer in which he and his spouse and other dependents were participating immediately prior to the date of his termination, Employer will pay to Executive an amount equal to 130% of such coverage premiums and expenses otherwise payable during the Severance Period. Such amount shall be paid to Executive in a lump sum within 60 days following Executive’s termination of employment.

(6) Executive shall receive outplacement services for a period commencing on the date of termination of employment and continuing until the earlier to occur of the Executive accepting other employment or 12 months after the date of termination, in an amount not to exceed $25,000.

(7) During the Severance Period, Executive shall not be entitled to reimbursement for fringe benefits, including without limitation, dues and expenses related to club memberships, automobile expenses, expenses for professional services and other similar perquisites.

(b) If the employment of Executive with Employer is terminated by Employer or Executive other than under circumstances set forth in subsection 3(a), Executive’s Base Salary shall be paid through the date of his termination, and Employer shall have no further obligation to Executive or any other person under this Agreement. Such termination shall have no effect upon Executive’s other rights, including but not limited to, rights under the Retirement Plans and the Welfare Plans.

(c) Notwithstanding anything herein to the contrary, (1) in the event Employer shall terminate the employment of Executive for Good Cause hereunder, Employer shall give Executive at least thirty (30) days prior written notice specifying in detail the reason or reasons for Executive’s termination, and (2) in the event Executive terminates his employment for Good Reason hereunder, Executive shall give Employer at least 30 days prior written notice specifying in detail the Good Reason conditions. If Employer cures such conditions, any subsequent termination of employment by Executive will not be considered to be made for Good Reason.

(d) This Agreement shall have no effect, and Employer shall have no obligations hereunder, if Executive’s employment terminates for any reason at any time other than (i) during the 24 months following a Change in Control; or (ii) as otherwise specifically set forth in Subsection 3(a).

(e) Notwithstanding anything herein to the contrary, if it shall be determined that any payment or distribution by Employer or its Affiliates to or for the benefit of the Executive (1) hereunder, and (2) pursuant to any plan, program or policy of Employer in connection with, on account of, or as a result of, such Change in Control (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under this Agreement shall be reduced in the order specified below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The payments and benefits under this Agreement shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

4. Setoff. No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive or his spouse or Beneficiary, or any other beneficiary under the Pension Plans, may earn or receive from employment with another employer or from any other source, except as expressly provided in subsection 3(a)(6).

5. Death. If Executive’s employment with Employer terminates under circumstances described in subsections 3(a) or (b), then upon Executive’s subsequent death, all unpaid amounts payable to Executive under subsections 3(a)(1), (2) or (3) or 3(b), or Section 4, if any, shall be paid to his Beneficiary.

6. Non-Competition. Executive agrees that while employed by Employer and thereafter for a period of one year following Executive’s termination of employment in accordance with Section 3(a), Executive shall not directly or indirectly, on Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, stockholder, director, advisor, partner, agent, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, any company engaged in the transmission, distribution, or storage of natural gas in a market located in any state or states in which, on the date of Executive’s termination of employment, Employer sells or reasonably expects to sell its products, supplies, or services to customers.

7. No Solicitation of Representatives and Employees. Executive agrees that he shall not, during the Term or the Severance Period, directly or indirectly, in his individual capacity or otherwise, induce, cause, persuade, or attempt to do any of the foregoing in order to cause, any representative, agent or employee of Employer to terminate such person’s employment relationship with Employer, or to violate the terms of any agreement between said representative, agent or employee and Employer.

8. Confidentiality. Executive acknowledges that preservation of a continuing business relationship between Employer and their respective customers, representatives, and employees is of critical importance to the continued business success of Employer and that it is the active policy of Employer to guard as confidential certain information not available to the public and relating to the business affairs of Employer. In view of the foregoing, Executive agrees that he shall not during the Term and at any time thereafter, without the prior written consent of Employer, disclose to any person or entity any such confidential information that was obtained by Executive in the course of his employment by Employer. This section shall not be applicable if and to the extent Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge or is otherwise required by law to disclose such information.

9. Forfeiture. If Executive shall at any time violate any obligation of his under Sections 6, 7, or 8 in a manner that results in significant damage to the Employer or its business, he shall immediately forfeit his right to any benefits under this Agreement, and Employer shall thereafter have no further obligation hereunder to Executive or his spouse, Beneficiary or any other person.

10. Executive Assignment. No interest of Executive, his spouse or any Beneficiary, or any other beneficiary under the Pension Plans, under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse, Beneficiary or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

11. Benefits Unfunded. All rights under this Agreement of Executive and his spouse, Beneficiary or other beneficiary under the Pension Plans, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. None of Executive, his spouse, Beneficiary or any other beneficiary under the Pension Plans shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse, Beneficiary or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

12. Waiver. No waiver by any party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

13. Litigation Expenses. Following the occurrence of Change in Control, Employer shall pay Executive’s reasonable attorneys’ fees and legal expenses in connection with any judicial proceeding to enforce this Agreement, or to construe or determine the validity of this Agreement or otherwise in the event Executive is successful in one material claim in such litigation. Such reimbursement shall occur by March 15 of the calendar year after the calendar year in which such reimbursement obligation as finally determined.

14. Continuing Indemnification and Advancement of Expenses. Following the occurrence of a Change in Control, to the full extent permitted by law, Employer shall indemnify Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of Executive’s status as a director, officer, employee and/or agent of Employer. In addition, to the extent permitted by law, Employer shall advance or reimburse any expenses, including reasonable attorney’s fees, Executive incurs in investigating and defending any actual or threatened action, suit or proceeding for which Executive may be entitled to indemnification under this Section 13. Executive agrees to repay any expenses paid or reimbursed by Employer if it is ultimately determined that Executive is not legally entitled to be indemnified by Employer.

15. Applicable Law. This Agreement shall be construed and interpreted pursuant to the laws of Indiana.

16. Entire Agreement. This Agreement contains the entire Agreement between the Employer and Executive and supersedes any and all previous agreements; written or oral; between the parties relating to the subject matter hereof. Additionally, this Agreement supersedes the NiSource Change in Control Agreement and any and all previous agreements, written and oral, between Executive and NiSource relating to the subject matter herein. For the avoidance of doubt, if Executive becomes entitled to the benefits under this Agreement, Executive shall not be eligible for any duplicative benefits under any other agreement, offer letter, plan, program or policy. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Executive.

17. No Employment Contract. Nothing contained in this Agreement shall be construed to be an employment contract between Executive and Employer or provide Executive with the right to continued Employment with Employer.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

19. Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

20. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

21. Employment with an Affiliate. For purposes of this Agreement, (A) employment or termination of employment of Executive shall mean employment or termination of employment with Employer and all Affiliates, (B) Base Salary and Bonus shall include remuneration received by Executive from Employer and all Affiliates, and (C) the terms Pension Plan, Retirement Plan and Welfare Plan maintained or made available by Employer shall include any such plans of any Affiliate of Employer.

22. Notice. Notices required under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

If to Employer:	Columbia Pipeline Group, Inc.
ATTN: [Contact Person]
5151 San Felipe Street, Suite 2500
Houston, TX 77056

If to Executive:	Robert C. Skaggs Jr.
[Address]
[City, State Zip]

23. 409A Savings Clause. Employer and Executive intend that this Agreement be interpreted in a manner that is compliant with Code Section 409A so that Executive does not incur additional taxes or penalties under Code Section 409A. If and to the extent that any payment or benefit under this Agreement is determined by Employer to constitute “non-qualified deferred compensation” subject to Code Section 409A and is payable to Executive by reason of Executive’s termination of employment, then (a) such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Code Section 409A under applicable regulations and (b) if Executive is a “specified employee” (within the meaning of Code Section 409A and as determined by Employer), such payment or benefit shall not be made or provided before the date that is six months after the date of Executive’s separation from service (or Executive’s earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to Executive in a lump sum after the expiration of such six month period. Any such payment or benefit shall be treated as a separate payment for purposes of Section Code 409A to the extent Code Section 409A applies to such payments. Further, to the extent any such payment is to be made because of a termination for Good Reason or Change in Control under this Agreement, such Good Reason or Change in Control event shall be interpreted in a manner consistent with the definition of “good reason” or “change in control” for purposes of Code Section 409A.

IN WITNESS WHEREOF, Executive has hereunto set his hand, and Employer has caused these presents to be executed in its name on its behalf, all on the      day of [Month] [Year].

COLUMBIA PIPELINE GROUP, INC.

By:
Title:	President & CEO

EXECUTIVE

Robert C. Skaggs Jr.

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